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                                                                     EXHIBIT 5.1


                          [VINSON & ELKINS LETTERHEAD]



(713)  758-2222                                                   (713) 758-2346

                                August 14, 1995


Marine Drilling Companies, Inc.
One Sugar Creek Center Blvd., Suite 600
Sugar Land, Texas 77478-3556

Ladies and Gentlemen:

         We have acted as counsel to Marine Drilling Companies, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the proposed offer and sale by the Company of up to an aggregate of 350,000 shares of the Company's common stock, par value $.01 per share ("the "Shares"), pursuant to the Marine Drilling Companies, Inc. 1995 Non-Employee Directors' Plan (the "Plan"). In such connection, we are passing on certain legal matters in connection with the registration of the issuance of the Shares under the Securities Act of 1933, as amended (the "Act"). At your request, this opinion is being furnished to you for filing an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

         Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized for issuance and, when the Registration Statement has been declared effective under the Act and the Shares are issued in accordance with the provisions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,

                                                   /s/  Vinson & Elkins L.L.P.

                                                   VINSON & ELKINS L.L.P.